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                    May 19, 2021

       Deanna Johnson
       Chief Executive Officer
       Fuel Doctor Holdings, Inc.
       410 Louisiana Street
       Vallejo, CA 94590

                                                        Re: Fuel Doctor
Holdings, Inc.
                                                            Registration
Statement on Form 10-12G
                                                            Filed March 8, 2021
                                                            File No. 000-56253

       Dear Ms. Johnson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                    Sincerely,


                    Division of Corporation Finance

                    Office of Trade & Services
       cc:                                              Stephen Mills